                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            TRANSITION SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)

                                 NOT APPLICABLE

                   (Name of Person(s) Filing Proxy Statement,
                         if Other Than the Registrant)
PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

   ------------------

   * Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                            TRANSITION SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON

                               FEBRUARY 10, 1998

     Notice is hereby given that the Annual Meeting of Stockholders of Transition Systems, Inc. (the "Company") will be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Nineteenth Floor, Boston, Massachusetts on Tuesday, February 10, 1998, beginning at 10:00 A.M., local time, for the following purposes:

     1.    To consider and vote upon the election of two Class II directors; and

     2. To transact such further business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Monday, December 22, 1997, as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

                                          By Order of the Board of Directors,



                                          Donald R. Ware
                                          Clerk

January 6, 1998
Boston, Massachusetts






                             YOUR VOTE IS IMPORTANT

         PLEASE SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU
                          PLAN TO ATTEND THE MEETING.

                            TRANSITION SYSTEMS, INC.
                                One Boston Place
                          Boston, Massachusetts 02108
                                 (617) 723-4222

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 10, 1998

     This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about January 6, 1998 in connection with the solicitation by the Board of Directors of Transition Systems, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company, to be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Nineteenth Floor, Boston, Massachusetts, at 10:00 A.M. on Tuesday, February 10, 1998, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' directions. Stockholders are encouraged to vote on the matters to be considered. If no choice has been specified by a stockholder, however, the shares covered by any executed proxy will be voted as recommended by management. Any stockholder may revoke his proxy at any time before it has been exercised.

     The Board of Directors of the Company has fixed the close of business on Monday, December 22, 1997, as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. At the close of business on the record date, there were issued and outstanding 17,765,017 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), entitled to cast 17,765,017 votes.

                         QUORUM AND TABULATION OF VOTES

     The By-Laws of the Company provide that a quorum at the Annual Meeting shall consist of a majority in interest of all stock issued and outstanding and entitled to vote at the Annual Meeting. Shares of Common Stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum. In general, votes withheld from any nominee for election as director, abstentions (if applicable) and broker "non-votes" (if applicable) are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The affirmative vote of a plurality of the shares of Common Stock properly cast at the Annual Meeting will be necessary to elect each director (Proposal
One). Abstentions, votes "withheld" from director-nominees, and broker "non-votes" will not be included in calculating the number of votes cast on such Proposal.

     Votes will be tabulated by the Company's transfer agent, Boston EquiServe L.P. The vote on each matter submitted to stockholders will be tabulated separately.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

     The Board of Directors has nominated for election as Class II directors Patrick T. Hackett and Peter W. Van Etten, each of whom is currently a director of the Company. Each director elected at the Annual Meeting will hold office until the date of the third annual meeting following the Annual Meeting and thereafter until his successor is elected and qualified or until he sooner dies, resigns, is removed, or becomes disqualified.

     Each of the nominees has agreed to serve if elected, and the Company has no reason to believe that either nominee will be unable to serve. In the event that either nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for such other nominee as is then designated by the Board.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE TWO INDIVIDUALS NAMED ABOVE AS CLASS II DIRECTORS OF THE COMPANY.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers and directors of the Company:

             NAME               AGE                            POSITION
------------------------------  ----    ------------------------------------------------------
Robert F. Raco................    60    President, Chief Executive Officer and Director
Donald C. Cook................    45    Senior Vice President of Product Development,
                                          Office of the President
Christine Shapleigh, M.D......    49    Senior Vice President of Business Development,
                                          Office of the President
Thomas H. Zajac...............    37    Vice President and General Manager,
                                          Decision Support Division
Anthony R. Fonze..............    46    Vice President and General Manager, Vital Software
                                        Division
Gregory E. Miller.............    34    Vice President of Sales, Decision Support Division
Randy L. Thomas...............    43    Vice President of Corporate Marketing
Paula J. Malzone..............    34    Chief Financial Officer and Treasurer
Patrick T. Hackett(1)(2)......    36    Director
Robert S. Hillas(1)(2)........    49    Director
Peter W. Van Etten(2).........    51    Director
Allen F. Wise(1)..............    55    Director

---------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Mr. Raco has been President and Chief Executive Officer of the Company since 1990 and a director of the Company since 1986. Mr. Raco joined the Company at its inception and served as Executive Vice President and Chief Operating Officer of the Company from 1986 to 1989. Mr. Raco previously served as Vice President of Information Services at New England Medical Center, Inc. ("NEMC") until 1990. Mr. Raco has more than twenty years of experience in the information processing field.

     Mr. Cook joined the Company at its inception and has served as Senior Vice President of Product Development and as a member of the Office of the President since September 1997. From April 1995 to September 1997, Mr. Cook served as Senior Vice President of Research and Development. Mr. Cook also served as a Director of the Company from January to February 1996. From 1985 to 1995, Mr. Cook served as Vice President, with responsibilities in research and development.

     Dr. Shapleigh joined the Company at its inception and has served as Senior Vice President of Business Development and as a member of the Office of the President since February 1997. From April 1995 to February 1997, Dr. Shapleigh served as Senior Vice President of Sales and Marketing. From 1985 to 1995, Dr. Shapleigh served as Vice President, with responsibilities in sales and marketing.

     Mr. Zajac has served as Vice President and General Manager, Decision Support Division of the Company since July 1997. From 1993 to July 1997, Mr. Zajac served as Vice President of Operations of the Company. Mr. Zajac joined the Company in 1987 and served as Vice President of Implementation from 1991 to 1993, National Director of Implementation from 1989 to 1991 and Regional Director of Implementation from 1987 to 1989.

     Mr. Fonze has served as Vice President and General Manager, Vital Software Division of the Company since October 1997 and has been a Vice President of the Company since August 1996. From February 1994 to October 1997, Mr. Fonze served as President of Enterprising HealthCare, Inc. ("EHI"), a vendor of integration services and products acquired by the Company in July 1996. Mr. Fonze previously served as Senior Vice President, New Products, of Sunquest Information Systems, Inc., a developer of clinical information systems, from July 1991 to January 1994. In May 1990, Mr. Fonze founded Memorable Technology, a technical education company, and served as its President from inception until July 1994.

     Mr. Miller has served as Vice President of Sales, Decision Support Division of the Company since July 1997. Mr. Miller previously held numerous sales positions with the Company, serving as Area Vice President, Eastern Region from February 1997 to July 1997, Director of Sales, Eastern Region from September 1995 to January 1997 and Director of Sales, Western Region from July 1995 to September 1995. Mr. Miller served as Vice President of Sales and Marketing of Health Systems Design Corporation, a healthcare information systems company, from December 1994 to June 1995. Prior to that, Mr. Miller served as the Company's National Sales Manager from December 1993 to December 1994, as a Regional Sales Director of the Company from June 1991 to December 1993 and in numerous other capacities with the Company from 1985 to June 1991.

     Ms. Thomas has served as Vice President of Corporate Marketing since September 1997. Ms. Thomas joined the Company in 1990 and has served in numerous positions, including Vice President of Marketing from 1995 to September 1997, Director of Product Planning from 1994 to 1995, Assistant to the President from 1993 to 1994, Director of Customer Services from 1992 to 1993 and Product Manager from 1990 to 1992.

     Ms. Malzone has served as Chief Financial Officer of the Company since May 1997 and as Treasurer of the Company since February 1996. Ms Malzone served as Controller of the Company from 1993 to May 1997. From March 1997 to May 1997, Ms. Malzone served as Acting Chief Financial Officer of the Company. Prior to joining the Company, Ms. Malzone was employed by Phoenix Technologies, Ltd., a software company, where she was a Divisional Controller from 1990 to 1993 and a Treasury Analyst from 1989 to 1990. From 1986 to 1989, Ms. Malzone was employed as a certified public accountant by Coopers & Lybrand L.L.P.

     Mr. Hackett became a director of the Company in January 1996. Since 1994, Mr. Hackett has been a Managing Director of Warburg, Pincus. Mr. Hackett served as an Associate at Warburg, Pincus from 1990 to 1991 and as Vice President from 1991 to 1993. Mr. Hackett is currently a Director of Coventry Corporation, VitalCom Inc. and several privately held companies.

     Mr. Hillas became a director of the Company in January 1996. Since 1993, Mr. Hillas has served as a Managing Director of Warburg, Pincus. Previously, Mr. Hillas was a partner of DSV Management Ltd., a venture capital investment firm and its affiliated venture capital partnerships. Mr. Hillas is currently a Director of ATMI, Inc., Envirogen, Inc., United States Filter Corporation and several privately held companies.

     Mr. Van Etten became a director of the Company in April 1996. Since 1994, Mr. Van Etten has been President and Chief Executive Officer of UCSF-Stanford Healthcare. Mr. Van Etten served as Chief Financial Officer of Stanford University from 1991 to 1994 and as Deputy Chancellor for Management and Finance at University of Massachusetts Medical Center and Chief Executive Officer of the University of Massachusetts Hospital from 1989 to 1991. Previously, Mr. Van Etten served as President and Chief Executive Officer of the Company from 1985 to 1989, and as Chief Financial Officer of NEMC from 1981 to 1989.

     Mr. Wise became a director of the Company in April 1996. Since October 1996, Mr. Wise has served as President, Chief Executive Officer and a director of Coventry Corporation, a publicly traded managed health company. From October 1995 to October 1996, Mr. Wise served as Executive Vice President for Administration of United Healthcare Corporation, a managed care company. From January to September 1995, Mr. Wise served as Executive Vice President for Administration for The MetraHealth Companies, Inc., a health insurance company. Mr. Wise also served as President and Chief Executive Officer of Wise Health Systems, Inc., a company affiliated with Warburg, Pincus, during 1994. From 1991 to 1994, Mr. Wise served as Chief Executive Officer of Keystone Health Plan East, a Pennsylvania health maintenance organization, and as Chief Operating Officer of its parent company, Independence Blue Cross. Mr. Wise is a director of NCO Group, Inc.

     The Board of Directors is divided into three classes. One class of directors is elected each year at the annual meeting of stockholders for a term of office expiring after three years. The current terms of Messrs. Hackett and Van Etten expire at the Annual Meeting on February 10, 1998; if reelected, their new terms will expire in 2001. The term of Mr. Raco will expire in 1999 and the terms of Messrs. Hillas and Wise will expire in 2000. Each director serves until the expiration of his term and thereafter until his successor is duly elected and qualified. Executive officers of the Company are elected annually by the Board of Directors and serve until the first meeting of the directors following the next annual meeting of stockholders and until their respective successors are duly elected and qualified. There are no family relationships among the directors and executive officers of the Company.

COMMITTEES AND MEETINGS OF THE BOARD

     During the fiscal year ended September 30, 1997 ("fiscal 1997"), the Board met four times and acted by unanimous written consent twice. No incumbent director attended fewer than 75% of the total number of meetings held by the Board and Committees of the Board on which he served.

     The Company has a Compensation Committee and an Audit Committee but does not have a nominating committee or other committee performing similar functions. The Compensation Committee (currently composed of Messrs. Hackett, Hillas and
Wise) provides recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company and administers the Company's 1995 Amended and Restated Incentive and Non-Statutory Stock Option Plan (the "Stock Option Plan") and the Company's 1996 Employee Stock Purchase Plan. The Compensation Committee met twice during fiscal 1997 and acted twice by unanimous written consent during that year. The Audit Committee (currently composed of Messrs. Hackett, Hillas and Van Etten) reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also makes recommendations to the Board of Directors on the engagement of the independent accountants as well as other matters which may come before the Committee or at the direction of the Board of Directors. The Audit Committee met twice and did not act by written consent during fiscal 1997.

                REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS' COMPENSATION

     Each non-employee director of the Company that is not affiliated with a controlling stockholder of the Company is paid $2,000 for each meeting of the Board of Directors attended by that director. Each non-employee director of the Company is reimbursed, upon request, for expenses incurred in attending meetings of the Board of Directors. Directors who are employees of the Company are not paid any separate fees for serving as directors. In February 1997, the Compensation Committee, which then consisted of Messrs. Hackett and Hillas, voted to reprice the options held by each of Messrs. Van Etten and Wise to purchase 28,700 shares of Common Stock. The Committee granted Messrs. Van Etten and Wise new options having an exercise price of $13.50 per share, which were issued upon the surrender of their then-outstanding options having an exercise price of $18.00 per share.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table provides certain summary information concerning compensation earned by the Company's President and Chief Executive Officer and the Company's four other most highly compensated executive officers who earned in excess of $100,000 during fiscal 1997 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                       COMPENSATION
                                                    ANNUAL COMPENSATION                -------------
                                        -------------------------------------------     SECURITIES
                                                                    OTHER ANNUAL        UNDERLYING          ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)    COMPENSATION($)(1)    OPTIONS(#)(2)    COMPENSATION($)(3)
-----------------------------   ----    ---------    --------    ------------------    -------------    ------------------

Robert F. Raco...............   1997    $216,900    $250,000                --                  --            $4,750
  President and Chief           1996     200,000     100,000                --             300,934             4,750
  Executive Officer             1995     193,712     200,000                --           1,139,608             4,620

Donald C. Cook...............   1997     140,323      60,000                --                  --             4,722
  Senior Vice President of      1996     127,000      50,000                --             233,800             5,016
  Product Development           1995     122,750     100,000                --             651,300             4,930

Christine Shapleigh..........   1997     137,243      75,000                --                  --             4,963
  Senior Vice President of      1996     126,000      50,000                --             111,556             4,762
  Business Development          1995     120,995      75,000                --             651,300             5,145

Thomas H. Zajac..............   1997     147,844      75,000                --             100,000             5,319
  Vice President and General    1996     127,050      50,000                --                  --             4,590
  Manager, Decision Support     1995     127,316      70,000                --             325,650             4,214
  Division

Anthony R. Fonze.............   1997     131,258     130,000                --             105,000             5,485
  Vice President and General    1996      25,435      75,000                --             105,000                --
  Manager, Vital Software       1995          --          --                --                  --                --
  Division

---------------

(1) Other annual compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits was less than $50,000 and constituted less than 10% of the executive's total annual salary and bonus.

(2) Represents shares of Common Stock issuable upon exercise of stock options granted under the Stock Option Plan.

(3) The amounts reported represent contributions made by the Company pursuant to the Company's 401(k) Plan for fiscal 1997 and for the fiscal years ending September 30, 1995 and 1996 ("fiscal 1995" and "fiscal 1996," respectively).

     Option Grants in Last Fiscal Year. The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted under the Stock Option Plan during fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                    --------------------------------------------------------------      VALUE AT ASSUMED
                      NUMBER OF      PERCENT OF                                       ANNUAL RATE OF STOCK
                     SECURITIES    TOTAL OPTIONS                                     PRICE APPRECIATION FOR
                     UNDERLYING      GRANTED TO                                          OPTION TERM(1)
                       OPTIONS      EMPLOYEES IN     EXERCISE                       ------------------------
       NAME         GRANTED(#)(2)  FISCAL YEAR(3)  PRICE ($/SH)   EXPIRATION DATE     5%($)         10%($)
       ----         -------------  --------------  ------------  -----------------  ----------    ----------
Robert F. Raco.....         --            --              --            --                  --            --
Donald C. Cook.....         --            --              --            --                  --            --
Christine
  Shapleigh........         --            --              --            --                  --            --
Thomas H. Zajac....    100,000          13.4%         $18.50       July 28, 2007    $1,163,455    $2,948,424
Anthony R. Fonze...    105,000          14.1           11.00     November 19, 2006     726,373     1,840,773

---------------

(see footnote on following page)

---------------

(1) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the price of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not represent the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Executive Officers. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

(2) Represents shares of Common Stock issuable upon exercise of incentive stock options and non-statutory stock options granted under the Stock Option Plan. Thirty percent of the shares subject to the option granted to Mr. Zajac vests on January 28, 1999 and an additional ten percent vests every six months thereafter. The option granted to Mr. Fonze replaced an earlier option issued at an exercise price of $20.25 per share. One-sixth of the shares subject to the replacement option vested on each of May 19, 1997 and November 19, 1997 and one-third of the shares vests on each of November 19, 1998 and May 19, 2000. See "--Ten-Year Option Repricing."

(3) The Company granted to employees options to purchase an aggregate of 745,000 shares of Common Stock in fiscal 1997 pursuant to the Stock Option Plan.

     Option Exercises and Fiscal Year-End Values. The following table sets forth certain information concerning stock options exercised during fiscal 1997 and stock options held as of September 30, 1997 by each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                          SHARES                          UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                         ACQUIRED       VALUE             AT FISCAL YEAR-END               AT FISCAL YEAR END($)(1)
                            ON         REALIZED    ---------------------------------   ---------------------------------
NAME                    EXERCISE(#)     ($)(2)     EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
---                     -----------   ----------   --------------   ----------------   --------------   ----------------
Robert F. Raco.........    25,000     $  453,750       883,580           210,654        $  16,809,663      $3,497,615
Donald C. Cook.........   141,733      1,991,299       421,057           163,660            7,937,275       2,717,345
Christine Shapleigh....     7,000         80,413       519,117            78,089            9,928,718       1,296,559
Thomas H. Zajac........    35,000        378,000       182,100           208,550            3,514,530       2,295,015
Anthony R. Fonze.......    17,500        142,188            --            87,500                   --         831,250

---------------

(1) Value is based on the last sale price of the Common Stock ($20.50 per share) on September 30, 1997, as reported by the Nasdaq National Market, less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of the sale of the shares.

(2) Value is based on the last sale price of the Common Stock on the exercise date, as reported by the Nasdaq National Market, less the applicable option exercise price.

     Ten-Year Option Repricing. The following table sets forth certain information regarding the repricing during fiscal 1997 of stock options granted to the Named Executive Officers. See "Compensation Committee Report on Executive Compensation" below for further information.

                           TEN-YEAR OPTION REPRICINGS

                                                                                                                 LENGTH OF
                                                  NUMBER OF                                                      ORIGINAL
                                                  SECURITIES   MARKET PRICE                                     OPTION TERM
                                                  UNDERLYING    OF STOCK AT    EXERCISE PRICE       NEW        REMAINING AT
                                                   OPTIONS        TIME OF        AT TIME OF      EXERCISE         DATE OF
 NAME AND PRINCIPAL POSITION         DATE         REPRICED(#)  REPRICING($)     REPRICING($)     PRICE($)        REPRICING
-----------------------------  ----------------   ----------   -------------   ---------------   ---------   -----------------

Robert F. Raco.............                  --          --            --               --             --                   --
  President and Chief
  Executive Officer

Donald C. Cook.............                  --          --            --               --             --                   --
  Senior Vice President of
  Product Development

Christine Shapleigh........                  --          --            --               --             --                   --
  Senior Vice President of
  Business Development

Thomas H. Zajac............                  --          --            --               --             --                   --
  Vice President and
  General Manager,
  Decision Support Division

Anthony R. Fonze...........  November 19,  1996     105,000       $ 11.00          $ 20.25        $ 11.00    9 years, 247 days
  Vice President and
  General Manager,
  Vital Software Division

EMPLOYMENT AGREEMENTS

     In connection with the Company's recapitalization in January 1996 (the "Recapitalization"), the Company executed employment agreements with Messrs. Raco and Cook and Dr. Shapleigh. The Company agreed to employ Messrs. Raco and Cook and Dr. Shapleigh as President and Chief Executive Officer, Senior Vice President of Research and Development and Senior Vice President of Sales and Marketing, respectively, at annual salaries of not less than $200,000, $127,000 and $126,000, respectively, plus bonuses as determined by the Board of Directors. The employment agreements are subject to automatic annual renewal unless terminated by either party upon 90 days' advance notice. Each employment agreement has been automatically renewed through January 1999. The agreements entitle these executive officers to participate in the health, insurance, pension and other benefits, if any, generally provided to senior executive officers of the Company, but in no event on terms less favorable than those provided to such executive officers immediately before the Recapitalization.

     In connection with the acquisition of EHI in July 1996, the Company executed an employment agreement with Anthony R. Fonze and EHI. The parties agreed that Mr. Fonze would serve as the President of EHI and as a Vice President of the Company at an annual salary of not less than $130,000 plus an annual cash bonus of up to $130,000 if performance goals determined by the EHI Board of Directors are met. The Company agreed to grant to Mr. Fonze a stock option to purchase an aggregate of 105,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The Company also agreed, at the written request of Mr. Fonze within thirty days of the date of the agreement, to replace that option with another option identical to the original except that the exercise price would be the fair market value of the Common Stock on the business day following such written request. The agreement is subject to automatic annual renewal unless terminated by either EHI or Mr. Fonze upon 90 days' advance notice. Mr. Fonze's employment agreement has been automatically renewed through July 1998. The agreements also entitles Mr. Fonze to participate in the health, insurance, pension and other benefits, if any, generally provided to executive officers of the Company.

     The agreements contain covenants prohibiting the solicitation of employees and the solicitation of customers during certain periods, covenants prohibiting the improper disclosure of confidential information at any time, as well as provisions assigning to the Company all inventions made or conceived by the executive officer during his or her employment with the Company. Each of these executive officers other than Mr. Fonze agreed with the Company that, with certain exceptions, until two years after the termination of his or her employment with the Company, he or she would not participate in any capacity in any business activities with respect to software products for the health care industry (and related consulting services) in the areas of cost accounting, case management, product line management, comparative utilization management and budgeting, building and measuring resource protocols. Mr. Fonze agreed that, with certain exceptions, until two years after the termination of his employment with the Company, he would not participate in any business activity with respect to healthcare decision support systems or the development, production, marketing or selling of products, processes, techniques or technology that are identical to, substantially similar to or competitive with the products developed, produced, marketed or sold by EHI or the Company during his employment.

     The Company may terminate the employment of any of these executive officers upon thirty days written notice or upon the death or extended disability of the executive officer or for just cause (as defined). In general, the employment agreements provide that, in the event the Company materially defaults in the performance of its obligations under the agreement and fails to cure its default within 30 days of notice of such default, the executive officer may terminate the agreement for good reason (as defined). If the employment of the executive officer is terminated by the Company without just cause or by the executive officer for good reason, the employment agreements require the Company to continue to pay the executive officer's salary and health and insurance benefits for a period of one year after such termination, less any amounts received by the executive officer from subsequent employment during such period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Hackett, Hillas and Wise. Messrs. Hackett and Hillas served on the Committee throughout fiscal 1997 and Mr. Wise joined the Committee in November 1997. In fiscal 1997, no executive officer of the Company served on the board of directors or compensation committee of another entity, one of whose directors or executive officers served on the Board of Directors or Compensation Committee of the Company. For information regarding Mr. Hillas' interest in HealthVISION, Inc., see "Certain Transactions -- Investment in HealthVISION, Inc."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee established by the Board of Directors is composed of three outside directors, Patrick T. Hackett, Robert S. Hillas and Allen F. Wise. The Compensation Committee has general responsibility for the Company's executive compensation policies and practices, including making specific recommendations to the Board concerning compensation for the Company's executive officers. The following report summarizes the Company's executive officer compensation policies for fiscal 1997.

     Compensation Objectives

     The Company's executive compensation programs are generally designed to relate executive compensation to improvements in the Company's financial performance and corresponding increases in stockholder value. Decisions concerning executive compensation are intended to:

     - establish incentives that will link executive officer compensation to the Company's financial performance and motivate executives to attain the Company's quarterly and annual financial targets; and

     - provide a total compensation package that is competitive within the software industry and that will assist the Company to attract and retain executives who will contribute to the long-term financial success of the Company.

     Executive Compensation

     The Company's executive compensation package consists of three principal components: (1) base salary; (2) bonuses tied to quarterly and annual earnings performance; and (3) long-term incentive compensation in the form of stock options under the Company's Stock Option Plan. The Company's executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans, a 401(k) retirement plan and a stock purchase plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these Company plans.

     The Company's executive compensation policy emphasizes bonuses and stock options which align the interests of management with the stockholders' interest in the financial performance of the Company for fiscal quarters, the fiscal year and the longer term. Consistent with this approach, in fiscal 1997 a substantial part of cash compensation for all executives was tied to the Company's performance. Executive officers' base salaries were generally increased for fiscal 1997. Bonuses were awarded to the Company's executive officers for fiscal 1997 in recognition of the Company's improved financial performance, including growth of the Company's total revenue from $34.3 million in fiscal 1996 to $44.6 million in fiscal 1997. In recognition of the fact that the Company met its revenue and net income targets for each fiscal quarter and for the fiscal year, bonuses were at an increased level in comparison to fiscal 1996.

     In connection with the Company's acquisition of EHI in July 1996, the Company granted to Anthony R. Fonze, a key executive of EHI, an option to purchase 105,000 shares of Common Stock at $20.25 per share, the fair market value of the Common Stock on the date of grant. The purpose of this grant was to encourage Mr. Fonze to remain employed by the Company and to devote his best efforts to the successful integration of EHI with the Company. In October 1996, shortly after the EHI acquisition, the market price of the Common Stock experienced a precipitous decline of more than 50%. In the judgment of the Compensation Committee, as a result of this decline the option granted to Mr. Fonze was no longer serving the incentive purposes for which it had been intended. To provide appropriate incentives for Mr. Fonze, the Committee voted in November 1996 to reduce the exercise price of Mr. Fonze's option from $20.25 per share to $11.00 per share, the fair market value of the Common Stock on the date of the repricing. The option continued to vest one-sixth of the shares on each of the six-month and one-year anniversaries of the date of grant, one-third of the shares on the second anniversary of the date of grant and one-third of the shares three years and six months after the date of grant.

     Each of Paula J. Malzone, Gregory E. Miller and Thomas H. Zajac was awarded stock options under the Company's Stock Option Plan during fiscal 1997. Vesting of each of these options commences 18 months after the date of grant and is complete five years after the date of grant. The Compensation Committee believes that the grant of options that vest over an extended period provides significant incentive for executive officers to continue their efforts on behalf of the Company and to create long-term value for the Company's stockholders.

     Chief Executive Officer Compensation

     Consistent with the Company's overall executive officer compensation policy, the Company's approach to the Chief Executive Officer's compensation package in fiscal 1997 was to be competitive with other high growth companies in the software industry and to tie a large percentage of the Chief Executive Officer's total compensation package to Company performance. The Compensation Committee believes that this approach provides additional incentive to Mr. Raco to achieve the Company's performance goals and enhance stockholder value. His base salary, which was increased for fiscal 1997, is designed to give him assurance of a base level of compensation consistent with his position and duration of employment with the Company and competitive with salaries for officers holding comparable positions in the software industry. As in the case of the other Named Executive Officers, Mr. Raco's bonus for fiscal 1997 was greater than in fiscal 1996, in recognition of the fact that the growth of the Company's total revenue and operating income during the fiscal year met the Company's expectations.

     Policy Regarding Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1.0 million paid to the Chief Executive Officer and the four most highly compensated officers of the Company (other than the Chief Executive Officer) in any fiscal year, unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance. The aggregate base salaries and bonuses of the Company's executive officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit, and options under the Company's Stock Option Plan are intended to qualify as performance-based compensation.

                                          The Compensation Committee

                                          Patrick T. Hackett
                                          Robert S. Hillas
                                          Allen F. Wise

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies and a published industry index, the Nasdaq Computer & Data Processing Index. The cumulative stockholder returns for shares of the Company's Common Stock and for the market and industry indexes are calculated assuming $100 was invested on April 18, 1996, the date on which the Company's Common Stock commenced trading on the Nasdaq National Market. The Company paid no cash dividends during the periods shown. The performance of the market and industry indexes is shown on a total return (dividends reinvested) basis.

                              CERTAIN TRANSACTIONS

INVESTMENT IN HEALTHVISION, INC.

     On January 31, 1997, the Company purchased for $6,000,000 in cash shares of Senior Preferred Stock of HealthVISION, Inc., a provider of electronic medical records software based in Santa Rosa, California ("HealthVISION"), representing 19.5% of the issued and outstanding capital stock of HealthVISION on a fully-diluted basis. The Company also acquired from the existing stockholders of HealthVISION an option to purchase the balance of the outstanding capital stock of HealthVISION, at a price to be determined pursuant to a formula set forth in the stock purchase agreement. The option expires on March 31, 1998, but may be extended for up to nine additional months upon the payment of a fee. The Company has also entered into a bilateral sales and marketing agreement with HealthVISION, has undertaken joint product development activities with HealthVISION, and has incorporated HealthVISION's real-time clinical data repository in the Company's Transition IV product. A majority of the outstanding capital stock of HealthVISION is owned by Warburg, Pincus Investors, L.P., an affiliate of Warburg, Pincus Ventures, L.P. ("WP Ventures"). As of December 22, 1997, WP Ventures beneficially owned 34.5% of the Common Stock of the Company. Robert S. Hillas, a director of the Company, is also a director of HealthVISION.

LINE OF CREDIT

     A lending group for which NationsBank, N.A. acts as agent and lender has extended to the Company a $15.0 million revolving credit facility. As of December 22, 1997, NationsBank Corporation, an affiliate of NationsBank N.A., beneficially owned approximately 6.3% of the Common Stock of the Company.

NON-COMPETITION AGREEMENTS

     For a discussion of certain employment agreements containing non-competition covenants, see "Remuneration of Directors and Executive Officers -- Employment Agreements."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     At the close of business on December 22, 1997, there were issued and outstanding 17,765,017 shares of Common Stock entitled to cast 17,765,017 votes. On December 22, 1997, the last sale price of the Company's Common Stock as reported by the Nasdaq National Market was $20.25 per share.

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 22, 1997 by
(i) each person or group known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors and director nominees; (iii) the Named Executive Officers and (iv) all directors, director nominees and executive officers of the Company as a group. The information as to each person has been furnished by such person.

                                                                         SHARES BENEFICIALLY
                                                                               OWNED(1)
                                                                       ------------------------
              NAMES AND ADDRESSES OF BENEFICIAL HOLDERS                 NUMBER          PERCENT
---------------------------------------------------------------------  --------         -------
Warburg, Pincus Ventures, L.P.(2)....................................  6,125,000          34.5%
466 Lexington Avenue
New York, New York 10017

Patrick T. Hackett(2)................................................  6,125,000          34.5
c/o Warburg, Pincus Ventures, L.P.
466 Lexington Avenue
New York, New York 10017

                                                                         SHARES BENEFICIALLY
                                                                               OWNED(1)
                                                                       ------------------------
              NAMES AND ADDRESSES OF BENEFICIAL HOLDERS                 NUMBER          PERCENT
---------------------------------------------------------------------  --------         -------
Robert S. Hillas(2)..................................................  6,125,000          34.5
c/o Warburg, Pincus Ventures, L.P.
466 Lexington Avenue
New York, New York 10017

Franklin Resources, Inc.(3)..........................................  1,469,000           8.3
777 Mariners Island Boulevard
San Mateo, California 94404

NationsBank Corporation(4)...........................................  1,156,063           6.3
101 South Tryon Street
Charlotte, North Carolina 28255

TSI Investment Partners, L.P.(5).....................................  1,141,837           6.4
One South Street
Baltimore, Maryland 21202

Robert F. Raco(6)....................................................   888,673            4.8

Christine Shapleigh(7) ..............................................   533,273            2.9

Donald C. Cook(8)....................................................   529,020            2.9

Thomas H. Zajac(9)...................................................   182,100            1.0

Peter W. Van Etten(10)...............................................    28,700              *

Allen F. Wise(10)....................................................    28,700              *

Anthony R. Fonze(11).................................................        --              *

All directors, director nominees and executive officers as a group (12 8,409,097         42.3%
  persons)(12).......................................................

---------------

* Less than one percent.

(1) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to this table. Amounts shown for each stockholder include all shares of Common Stock issuable upon exchange of shares of Non-Voting Common Stock, together with shares subject to stock options exercisable within 60 days of the date of this table. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group. As of December 22, 1997, there were 17,765,017 shares of Common Stock outstanding. The foregoing number does not include 356,262 shares of outstanding Non-Voting Common Stock.

(2) Represents shares held by Warburg, Pincus Ventures, L.P. ("WP Ventures"), of which Messrs. Hackett and Hillas may be deemed to have beneficial ownership. The number of shares beneficially owned by WP Ventures is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission (the "Commission") on February 14, 1997 by WP Ventures, Warburg, Pincus & Co. ("W.P & Co.") E.M. Warburg, Pincus & Co., LLC ("E.M. Warburg"). Each of WP Ventures, WP & Co. and E.M. Warburg has shared voting power and shared dispositive power with respect to 6,125,000 shares of Common Stock. WP & Co., as the sole general partner of WP Ventures, has a 20% interest in the profits of WP Ventures. E.M. Warburg manages WP Ventures. Lionel I. Pincus is the managing partner of WP & Co. and the managing member of E.M. Warburg and may be deemed to control both WP & Co. and E.M. Warburg. Messrs. Hackett and Hillas disclaim beneficial ownership of the shares held by WP Ventures.

(3) The number of shares beneficially owned by Franklin Resources, Inc. ("FRI") is based on information contained in a Schedule 13G filed with the Commission on February 13, 1997 by FRI, Franklin Advisers, Inc., an investment advisor ("FAI"), Charles B. Johnson and Rupert H. Johnson, Jr. FAI has sole voting power and sole dispositive power with respect to 1,469,000 shares of Common Stock. The reported shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by investment advisory subsidiaries of FRI. Franklin Small Cap Growth Fund, a registered investment company, has an interest in more than five percent of the Common Stock. FRI is the parent of FAI, and each of Charles B. Johnson and Rupert H. Johnson, Jr. owns more than 10% of the outstanding common stock of FRI. FRI, FAI, Charles B. Johnson and Rupert H. Johnson, Jr. disclaim beneficial ownership of the reported shares.

(4) Includes 356,262 shares of Common Stock issuable upon exchange of outstanding shares of Non-Voting Common Stock and 297,928 shares of Common Stock issuable upon exchange of 297,928 shares of Non-Voting Common Stock issuable upon exercise of a warrant. The number of shares beneficially owned by NationsBank Corporation ("NationsBank") is based on information contained in a Schedule 13G filed with the Commission on March 6, 1997 by NationsBank, NB Holdings Corporation ("NB Holdings"), Nationsbanc Investment Corporation ("NIC"), NationsBank Texas Bancorporation, Inc. ("Texas Holding Company") and NationsBank of Texas, N.A. ("Bank"). NationsBank is the parent of NB Holdings, which is the parent of both NIC and Texas Holding Company. Texas Holding Company is the parent of Bank. Each of NationsBank and NB Holdings has sole voting power and sole dispositive power with respect to 1,156,063 shares of Common Stock. NIC has sole voting power and sole dispositive power with respect to 1,114,663 shares of Common Stock. Each of Texas Holding Company and Bank has sole voting power and sole dispositive power with respect to 41,400 shares of Common Stock.

(5) The number of shares beneficially owned by TSI Investment Partners, L.P. ("TSI Investment") is based on record ownership as of December 22, 1997, as reported by the Company's transfer agent. A Schedule 13G was filed with the Commission on February 11, 1997 by TSI Investment, TSI General Partner, L.L.C. ("TSI L.L.C.") and Frederick L. Bryant, Donald B. Hebb, Jr. and Timothy T. Weglicki (the "Managers"). The Schedule 13G states that each of TSI Investment, TSI L.L.C. and the Managers has shared voting power and shared dispositive power with respect to 2,041,837 shares of Common Stock. TSI L.L.C. is the sole general partner of TSI Investment, and the Managers have the power over all voting and investment decisions of TSI L.L.C. TSI L.L.C. and the Managers disclaim beneficial ownership of the shares held by TSI Investment.

(6) Represents shares subject to stock options exercisable within 60 days of the date of this table. Does not include 180,561 shares subject to options not exercisable within 60 days of the date of this table.

(7) Includes 2,000 shares held in custody by Dr. Shapleigh for the benefit of her two minor children and 530,273 shares subject to stock options exercisable within 60 days of the date of this table. Does not include 66,933 shares subject to options not exercisable within 60 days of the date of this table.

(8) Includes 1,250 shares held in custody by the spouse of Mr. Cook for the benefit of Mr. Cook's two minor children and 444,437 shares subject to stock options exercisable within 60 days of the date of this table. Does not include 140,280 shares subject to options not exercisable within 60 days of the date of this table.

(9) Represents shares subject to stock options exercisable within 60 days of the date of this table. Does not include 208,550 shares subject to options not exercisable within 60 days of the date of this table.

(10) Represents shares subject to stock options exercisable within 60 days of the date of this table.

(11) Does not include 170,000 shares subject to options not exercisable within 60 days of the date of this table.

(12) See Notes (2) and (6) through (11).

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 1997 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal 1997, or written representations that Form 5 was not required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner, except that each of R. Scott Holbrook, Paula J. Malzone, Gregory E. Miller, Randy L. Thomas and Thomas H. Zajac failed to file on a timely basis one Section 16(a) form with respect to one transaction.

                                  SOLICITATION

     No compensation will be paid by any person in connection with the solicitation of proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain instances, be made personally or by telephone by directors, officers and certain employees of the Company. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by the Company.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Coopers & Lybrand L.L.P. as independent accountants to audit the financial statements of the Company for the fiscal year ending September 30, 1998. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials related to the 1999 Annual Meeting of Stockholders or Special Meeting in lieu thereof must be received by the Company at its Executive Offices no later than September 8, 1998.

     In addition, the Company's By-Laws provide that a stockholder must give written notice to the Company not less than sixty days prior to the scheduled annual meeting describing any proposal to be brought before such Meeting, even if such item is not to be included in the Company's proxy statement relating to such Meeting. Such procedural requirements are fully set forth in Article III of the Company's By-Laws. To bring an item of business before the 1999 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Clerk of the Company no later than Friday, December 11, 1998.

                                 MISCELLANEOUS

     The Board does not intend to present to the Annual Meeting any business other than the proposal listed herein, and the Board was not aware, a reasonable time before mailing this Proxy Statement to stockholders, of any other business which properly may be presented for action at the Annual Meeting. If any other business should come before the Annual Meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

                             AVAILABLE INFORMATION

     STOCKHOLDERS OF RECORD ON DECEMBER 22, 1997 WILL RECEIVE A PROXY STATEMENT AND THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS, WHICH CONTAINS DETAILED FINANCIAL INFORMATION CONCERNING THE COMPANY. THE COMPANY WILL MAIL, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) TO ANY STOCKHOLDER SOLICITED HEREBY WHO REQUESTS IT IN WRITING. PLEASE SUBMIT ANY SUCH WRITTEN REQUEST TO MS. PAULA J. MALZONE, CHIEF FINANCIAL OFFICER, TRANSITION SYSTEMS, INC., ONE BOSTON PLACE, BOSTON, MASSACHUSETTS 02108.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              OF TRANSITION SYSTEMS, INC. A STOCKHOLDER WISHING TO
                 VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF
                    THE BOARD OF DIRECTORS NEED ONLY SIGN AND
                        DATE THIS PROXY AND RETURN IT IN
                              THE ENCLOSED ENVELOPE.






                                  DETACH HERE


                            TRANSITION SYSTEMS, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 10, 1998
P
R       The undersigned stockholder of Transition Systems, Inc. (the "Company"),
O  revoking all prior proxies, hereby appoints Robert F. Raco, Christine
X Shapleigh and Paula J. Malzone, or any of them acting singly, proxies, with Y full power of substitution, to vote all shares of capital stock of the
   Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Nineteenth Floor, Boston, Massachusetts, on Tuesday, February 10, 1998, beginning at 10:00 A.M., local time, and at any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting dated January 6, 1998 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the Annual Meeting or any adjournments thereof. Attendance of the undersigned at the Annual Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR SUCH PROPOSAL OR OTHERWISE IN ACCORDANCE WITH THE
                       ---
   RECOMMENDATION OF THE BOARD OF DIRECTORS.

                                                                     -----------
                                                                     SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
                                                                     -----------

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

1. To elect each of Patrick T. Hackett and Peter W. Van Etten as Class II directors of the Company.

                               FOR          WITHHELD
                               [ ]            [ ]

   [ ]
   -------------------------------------------------
   For both nominees except as noted above

                      MARK HERE                  MARK HERE
                     FOR ADDRESS    [ ]         IF YOU PLAN   [ ]
                     CHANGE AND                  TO ATTEND
                     NOTE AT LEFT               THE MEETING


Please promptly date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

Please sign exactly as name(s) appear on stock certificate. If shares are held by joint tenants, both should sign. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other authorized person. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature_________________Date__________Signature_________________Date__________